UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 20, 2017

ORAMED PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35813	98-0376008
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Hi-Tech Park 2/4 Givat Ram, PO Box 39098, Jerusalem, Israel	91390
(Address of Principal Executive Offices)	(Zip Code)

+972-2-566-0001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Effective March 20, 2017, the registrant’s board of directors appointed Dr. Ronald Law, age 64, as Chief Strategy Officer.

From 2004 to 2016, Dr. Law served in several leadership and strategic roles in Takeda Pharmaceuticals Company Limited and its business divisions, where the latest role was Vice President, New Frontier Science, Chief Medical and Scientific Officer Unit in Takeda Pharmaceuticals International/Takeda Development Center, America’s.

Dr. Law also served as the Consulting Head of Business Development in PharmaIN Corporation in 2016 and currently serves as a consultant for other medical companies. Prior to joining Takeda Pharmaceuticals, Dr. Law was an Associate Professor of Medicine in the Endocrinology Division, UCLA School of Medicine. Dr. Law received a PhD in Molecular Biology from UCLA and a JD from the Whittier College School of Law. He is a member of the American Diabetes Association and the American Heart Association.

Mr. Law will provide services pursuant to a consulting agreement (the “Consulting Agreement”) with the registrant’s wholly-owned Israeli subsidiary, Oramed Ltd. (the “Subsidiary”). Pursuant to the Consulting Agreement, Mr. Law will devote approximately 50% of his working time to the Subsidiary and will receive a monthly fee of $10,000. Mr. Law will also receive options to purchase 37,152 shares of the registrant’s common stock at an exercise price per share equal to $6.00 per share. The options will vest in 24 consecutive equal monthly installments following March 20, 2017.

A copy of the Consulting Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the consulting terms of Mr. Law is a summary only and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)               Exhibits.

10.1	Consulting Agreement, dated March 20, 2017, between Oramed Ltd. and Ronald Law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	President and CEO

March 21, 2017

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